Hannon Armstrong Announces First Quarter 2020 Results
ANNAPOLIS, Md., May 7, 2020 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate change solutions, today reported results for the first quarter of 2020.
Recent Highlights

•	Delivered $0.35 GAAP EPS on a fully diluted basis in the first quarter of 2020, compared with $0.21 in the first quarter of 2019

•
Delivered $0.43 Core EPS[1] on a fully diluted basis and $0.44 Core EPS (pre-CECL provision) on a fully diluted basis in the first quarter of 2020, compared to $0.33 Core EPS in the first quarter of 2019

•	Reaffirmed guidance for 2020 Core EPS (pre-CECL provision) to exceed previously communicated midpoint of $1.43

•	Raised $550 million in growth capital year to date through April, including $400 million in unsecured green bonds and $150 million in common shares via at-the-market equity sales

•	Reported a Portfolio Yield of 7.7% as of the end of the first quarter of 2020, compared to 6.9% at the end of the first quarter of 2019

•	Closed $186 million of transactions in the quarter, compared to $319 million in the same period in 2019

•	Estimated that 35,000 metric tons of annual carbon emissions will be avoided annually by our transactions this quarter, equating to a CarbonCount® score of 0.19 metric tons per $1,000 invested

"In perhaps the most uncertain social and economic environment in my lifetime, we continued to execute on our mission of investing in climate change solutions with a strong first quarter, including a 30% year-on-year growth in Core EPS. The continued performance of our team, our portfolio of high-quality, long-dated assets, along with our strong balance sheet, ample liquidity, and diverse funding sources allow us to maintain our 2020 Core EPS guidance," said Jeffrey W. Eckel, Hannon Armstrong Chairman and Chief Executive Officer.
"Early on in the crisis, we moved quickly to a remote workforce to ensure the health and well-being of our team, which fortunately remains strong. We continue to support our community, as we respond to and recover from this pandemic together."

A summary of our results is shown in the tables below:

	For the three months ended March 31, 2020		For the three months ended March 31, 2019
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$24,308	$0.35	$13,647	$0.21
Core Earnings (1)	30,201	0.43	20,934	0.33

(1)
Includes a provision of $1 million for the adoption of the new credit loss standard, which we refer to as CECL or Topic 326. On a pre-CECL provision basis comparable to last year, the per share core earnings are $0.44. A reconciliation of our GAAP net income to core earnings is included in this press release.

Financial Results
Revenue grew by approximately $8 million, or 23%, for the three months ended March 31, 2020, compared to the same period in 2019. Interest and rental income increased by $6 million due to higher yielding assets and a total higher average balance in 2020. Gain on sale and fee income increased by approximately $2 million from the same period last year primarily from additional advisory fees.
Interest expense increased approximately $3 million or nearly 18% for the three months ended March 31, 2020, compared to the same period in 2019, as a result of a higher outstanding balance of debt and higher debt cost.
Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $2 million for GAAP for the three months ended March 31, 2020, compared to the same period in 2019, due primarily to an increase in headcount over the period.
For the three months ended March 31, 2020, compared to the same period in 2019, income from equity method investments for GAAP increased by $12 million due primarily to the HLBV income arising from the realization of tax attributes by our co-investors. Non-cash income tax expense increased by approximately $4 million for the quarter compared to the prior year primarily as a result of an increase in net income and allocations of tax losses from one of our investments in 2019 that did not recur.
For the three months ended March 31, 2020, GAAP net income was $24 million, an increase of approximately $11 million as compared to the same period in 2019.
Core earnings (pre-CECL provision) grew by approximately $10 million or 47% for the three months ended March 31, 2020 compared to the same period in 2019 primarily due to an increase in GAAP revenue and core equity method earnings.
A reconciliation of our GAAP net income to core earnings is included in this press release.

The calculation of our fixed-rate debt and leverage ratios as of March 31, 2020 and 2019 are shown in the chart below:

	March 31, 2020	% of Total	March 31, 2019	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$153	11%	$345	28%
Fixed-rate debt (2)	1,286	89%	900	72%
Total	$1,439	100%	$1,245	100%
Leverage (3)	1.4 to 1		1.5 to 1

(1)	Floating-rate borrowings include borrowings under our floating-rate credit facilities and approximately $62 million of non-recourse debt with floating rate exposure as of March 31, 2019.

(2)	Fixed-rate debt also includes the present notional value of non-recourse debt that is hedged using interest rate swaps. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)
Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

"Even in the midst of a very challenging macro-economic environment, we have raised $550 million of growth capital through April in the form of unsecured corporate green bonds, and public equity, and we also completed bilateral securitizations with life insurance companies," said Hannon Armstrong Chief Financial Officer Jeffrey A. Lipson.
"With these funds, our two multi-bank, multi-asset revolving credit lines, and existing cash on our balance sheet, we are poised to fund accretive investments as they arise from our robust $2.5 billion pipeline of opportunities in climate change solutions."

Portfolio
Our Portfolio totaled approximately $2.1 billion as of March 31, 2020, which included approximately $1.3 billion of behind-the-meter assets and approximately $0.8 billion of grid-connected assets. The following is an analysis of the performance our Portfolio as of March 31, 2020:

	Portfolio Performance
	1 (1)		2 (2)		3 (3)		Total
	(dollars in millions)
Receivable vintage	Government	Commercial	Government	Commercial	Government	Commercial
2020	$—	$61	$—	$—	$—	$—	$61
2019	2	447	—	—	—	—	449
2018	—	268	—	—	—	—	268
2017	39	5	—	—	—	—	44
2016	70	61	—	—	—	—	131
2015	92	1	—	—	—	—	93
Prior to 2015	56	48	—	—	—	8	112
Total receivables	259	891				8	1,158
Less: Allowance for loss on receivables	—	(18)	—	—	—	(8)	(26)
Net receivables (4)	259	873	—	—	—	—	1,132
Investments	35	28	—	—	—	—	63
Real estate	—	361	—	—	—	—	361
Equity method (5) investments	—	559	—	23	—	—	582
Total	$294	$1,821	—	$23	—	—	$2,138
Percent of Portfolio	14%	85%	—%	1%	—%	—%	100%
Average remaining balance (6)	7	13	—	12	—	4	12

(1)	This category includes our assets where based on our credit criteria and performance to date we believe that our risk of not receiving our invested capital remains low.

(2)	This category includes our assets where based on our credit criteria and performance to date we believe there is a moderate level of risk to not receiving some or all of our invested capital.

(3)
This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Included in this category are two commercial receivables with a combined total carrying value of approximately $8 million as of March 31, 2020 which we consider impaired and have held on non-accrual status since 2017. We recorded an allowance for the entire asset amounts as described in our 2019 Form 10-K. We expect to continue to pursue our legal claims with regards to these assets.

(4)	Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets.

(5)	Some of the individual projects included in portfolios that make up our equity method investments have government off takers. As they are part of large portfolios, they are not classified separately.

(6)
Average remaining balance is calculated gross of allowance for loss on receivables and excludes approximately 130 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $47 million.

Unchanged Guidance

The Company expects that annual core earnings per share (pre-CECL provision) in 2020 will exceed the previously communicated guidance midpoint of $1.43 (excluding any potential impact from the adoption of the credit loss standard starting on January 1, 2020), reflecting 2018 to 2020 annual Core EPS growth above the midpoint of the 2% to 6% from the 2017 baseline. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, (vi) the ongoing impact of the current outbreak of COVID-19 and (vii) the general interest rate and market environment. All guidance is based on current expectations of the future impact of COVID-19 and the economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.
Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, May 7, 2020, at 5:00 p.m. eastern time. The conference call can be accessed live over the phone by dialing 1-888-317-6016 or for international callers, 1-412-317-6016. Please ask to be connected to the Hannon Armstrong call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10141829. The replay will be available until May 14, 2020.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.hannonarmstrong.com. The online replay will be available for a limited time beginning immediately following the call.
About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) is the first U.S. public company solely dedicated to investments in climate change solutions, providing capital to leading companies in energy efficiency, renewable energy, and other sustainable infrastructure markets. With more than $6 billion in managed assets as of March 31, 2020. Hannon Armstrong’s core purpose is to make climate-positive investments with superior risk-adjusted returns. For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.
Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC").
Other important factors that we think could cause our actual results to differ materially from expected results are summarized below. One of the most significant factors, however, is the ongoing impact of the current outbreak of the novel coronavirus (COVID-19), on the U.S., regional and global economies, the U.S. sustainable infrastructure market and the broader financial markets. The current outbreak of COVID-19 has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below and the risks described in the Form 10-K and in our subsequent filings under the Securities Exchange Act of 1934, as amended. Other factors besides those listed could also adversely affect us. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally, uncertainty regarding the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity.
Statements regarding the following subjects, among others, may be forward-looking:

•	negative impacts from continued spread of (COVID-19), including on the U.S. or global economy or on our business, financial position or results of operations;

•	our expected returns and performance of our investments;

•
the state of government legislation, regulation and policies that support or enhance the economic feasibility of projects that reduce carbon emissions or increase resilience to climate change, which we refer to as climate change solutions, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to invest in climate change solutions including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other company’s projected operating results;

•
actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities and economic trends;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	the credit quality of our assets;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact the value our assets;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices, including continued low natural gas prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;

•	impact of and changes in accounting guidance;

•	our ability to maintain our qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of and our ability to attract and retain qualified personnel;

•	estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and

•	our understanding of our competition.
Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company expects that annual core earnings per share in 2020 will exceed the previously communicated guidance midpoint of $1.43 (on a pre- Topic 326 provision basis), reflecting 2018 to 2020 annual Core EPS growth above the midpoint of the 2% to 6% from the 2017 baseline. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, (vi) the ongoing impact of the current outbreak of COVID-19 and (vii) the general interest rate and market environment. All guidance is based on current expectations of the future impact of COVID-19 and the economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team.

The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any core earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours (“kWh”), gallons of fuel oil, million British thermal units (“MMBtus”) of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
The risks included here are not exhaustive. Our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
Investor Relations Contact:
Chad Reed
410-571-6189
investors@hannonarmstrong.com
Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended March 31,
	2020		2019
Revenue
Interest income	$23,889		$17,654
Rental income	6,470		6,476
Gain on sale of receivables and investments	4,905		6,839
Fee income	5,570		2,174
Total revenue	40,834		33,143
Expenses
Interest expense	18,135		15,430
Provision for loss on receivables	648		—
Compensation and benefits	8,897		7,439
General and administrative	3,409		3,342
Total expenses	31,089		26,211
Income before equity method investments	9,745	—	6,932
Income (loss) from equity method investments	16,588		4,506
Income (loss) before income taxes	26,333		11,438
Income tax (expense) benefit	(1,923)		2,270
Net income (loss)	$24,410		$13,708
Net income (loss) attributable to non-controlling interest holders	102		61
Net income (loss) attributable to controlling stockholders	$24,308		$13,647
Basic earnings (loss) per common share	$0.36		$0.22
Diluted earnings (loss) per common share	$0.35		$0.21
Weighted average common shares outstanding—basic	67,172,104		61,748,906
Weighted average common shares outstanding—diluted	73,140,922		62,365,271

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$173,025	$6,208
Equity method investments	581,930	498,631
Government receivables	259,085	263,175
Commercial receivables, net of allowance of $26 million and $8 million, respectively	873,397	896,432
Real estate	361,493	362,265
Investments	63,167	74,530
Securitization assets	121,929	123,979
Other assets	90,461	162,054
Total Assets	$2,524,487	$2,387,274
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$48,672	$54,351
Credit facilities	153,074	31,199
Non-recourse debt (secured by assets of $802 million and $921 million, respectively)	633,328	700,225
Senior unsecured notes	504,724	512,153
Convertible notes	148,134	149,434
Total Liabilities	1,487,932	1,447,362
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 66,338,120 and 60,510,086 shares issued and outstanding, respectively	713	663
Additional paid in capital	1,206,225	1,102,303
Accumulated deficit	(185,789)	(169,786)
Accumulated other comprehensive income (loss)	11,076	3,300
Non-controlling interest	4,330	3,432
Total Stockholders’ Equity	1,036,555	939,912
Total Liabilities and Stockholders’ Equity	$2,524,487	$2,387,274

EXPLANATORY NOTES
Non-GAAP Financial Measures
Core Earnings
We calculate core earnings as GAAP net income (loss) excluding non-cash equity compensation expense, certain provisions for loss on receivables, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.
The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, for certain of these investments where there are the characteristics described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this core equity method investment adjustment to our GAAP net income (loss) in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns.

Our results related to our equity method investments for the three months ended March 31, 2020 and 2019,

	Three months ended March 31,
	2020	2019
	(in millions)
Income under GAAP	16	5

Core earnings	16	10
Return of capital	60	17
Cash collected	76	27

We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable companies with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.
However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Core Earnings
We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the three months ended March 31, 2020 and 2019 in the tables below. In the current year we adopted Topic 326, which requires us to recognize a provision for loss on receivables expected over the life of the receivable rather than probable incurred losses. We provide below core earnings which reflects the Topic 326 provision. To provide comparable metrics to periods prior to the adoption of Topic 326, we have also provided core earnings which adds back the Topic 326 provision for loss on receivables.

	For the three months ended March 31, 2020		For the three months ended March 31, 2019
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$24,308	$0.35	$13,647	$0.21
Core earnings adjustments:
Reverse GAAP income from equity method investments	(16,588)		(4,506)
Add back core equity method investments earnings (2)	16,085		9,604
Non-cash equity-based compensation charges (3)	3,548		3,578
Other core adjustments (4)	2,847		(1,389)
Core earnings (including Topic 326 provision) (5)	$30,200	$0.43	$20,934	$0.33
Add back provision for loss on receivables under Topic 326 (6)	648		—
Core earnings (pre-Topic 326 provision) (5)	$30,848	$0.44	$20,934	$0.33

(1)	Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our core earnings per share.

(2)	Reflects adjustment for equity method investments described above.

(3)	Reflects adjustment for non-cash equity-based compensation.

(4)	See detail below.

(5)
Core earnings per share for the three months ended March 31, 2020 and 2019, are based on 69,597,038 shares and 63,706,102 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the long-term incentive plan units and non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest.

(6)	As discussed above, to provide a comparable metric to prior year metrics we are adding back the provision for loss on receivables recognized under Topic 326.

The table below provides a reconciliation of the Other core adjustments:

	For the Three Months Ended March 31,
	2020	2019
	(in thousands)
Other core adjustments
Amortization of intangibles (1)	$822	$816
Non-cash provision (benefit) for income taxes	1,923	(2,266)
Net income attributable to non-controlling interest	102	61
Other core adjustments	$2,847	$(1,389)

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.
The table below provides a reconciliation of GAAP SG&A expenses to Core SG&A expenses:

	For the Three Months Ended March 31,
	2020	2019
	(in thousands)
GAAP SG&A expenses
Compensation and benefits	$8,897	$7,439
General and administrative	3,409	3,092
Total SG&A expenses (GAAP)	$12,306	$10,531
Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(3,548)	$(3,578)
Amortization of intangibles (2)	(50)	(51)
Core SG&A expenses adjustments	(3,598)	(3,629)
Core SG&A expenses	$8,708	$6,902

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in the core earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.